Exhibit 10.25

HEALTH CARE PROPERTY INVESTORS, INC.

2006 PERFORMANCE INCENTIVE PLAN

AMENDED AND RESTATED STOCK UNIT AWARD AGREEMENT

THIS AMENDED AND RESTATED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is dated as of April 24, 2008 by and between HCP, Inc. (formerly known as Health Care Property Investors, Inc.), a Maryland corporation (together with its successors and assigns, the “Corporation”), and James F. Flaherty III (the “Executive”).

W I T N E S S E T H

WHEREAS, pursuant to the Health Care Property Investors, Inc. 2006 Performance Incentive Plan (the “Plan”), on August 14, 2006 (the “Award Date”), the Corporation granted to the Executive restricted stock units under the Plan (the “Stock Unit Award” or “Award”), upon the terms and conditions set forth in a Stock Unit Award Agreement dated as of August 14, 2006 (the “Prior Stock Unit Award Agreement”) and in the Plan; and

WHEREAS, the Corporation and Officer desire to amend and restate the Prior Stock Unit Award Agreement upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Executive, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.     Defined Terms.  As used herein, the following terms shall have the meanings ascribed to them in that certain Amended and Restated Employment Agreement by and between the Corporation and the Executive, dated as of April 24, 2008 (the “Employment Agreement”) and as in effect as of the date hereof, which definitions are incorporated in full into this Agreement:  “Cause,” “Change in Control,” “Covered Resignation,” “Date of Termination,” “Disability,” “Employment Period,” “Good Reason,”  “Termination For Good Reason,” “Termination Other Than For Cause” and “Termination Upon a Change in Control.”  Such meanings shall continue to apply for purposes of this Agreement notwithstanding any termination of the “Employment Period” of the Employment Agreement.  In addition, “Fair Market Value” for purposes of this Agreement means the closing price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange or, if the Common Stock is not then traded on the New York Stock Exchange, the closing price of a share of Common Stock on the principal public exchange on which the Corporation’s Common Stock is then traded (the New York Stock Exchange or such other exchange, as applicable, the “Exchange”) for the date in question, or, if no sales of Common Stock were made on the Exchange on that date, the average of the closing prices of a share of Common Stock for the next preceding day and the next succeeding day on which sales of Common Stock were made on the Exchange.  In the event the Common Stock is not then traded on any public exchange, the Fair Market Value of the Common Stock will be reasonably determined by the Administrator in a manner which does not impose additional taxes, interest or penalties on the Executive pursuant to Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and its implementing regulations (“Section 409A”).  For purposes of this Agreement, “Pro-Rata Vesting Percentage” means the vesting percentage that would apply on the Executive’s birthday that immediately follows the Separation From Service Date minus the vesting percentage that applies as of the Executive’s birthday that immediately precedes the Separation From Service Date multiplied by a fraction (not greater than one), the numerator of which is the number of days from the Executive’s birthday that immediately precedes the Separation From Service Date through (and including) the Separation From Service Date, and the denominator of which is 365; provided that the Pro Rata Vesting Percentage shall be zero if the Separation From Service Date coincides with the Executive’s birthday.  For purposes of this Agreement, the term “Additional Annual Vesting Amount” shall apply if the Severance Date is after the Separation From Service Date and, in this event, such term means as to any particular birthday of the Executive the vesting percentage that applies on that birthday minus the vesting percentage that applied on the immediately preceding birthday of the Executive; provided that with respect to the Executive’s birthday that immediately follows the Separation From Service Date, the Additional Annual Vesting Amount shall be reduced by the Pro-Rata Vesting Percentage, if any, that applied upon the Separation From Service Date.  For purposes of this Agreement, the term “Additional Pro-Rata Vesting Percentage” shall apply if the Severance Date is after the Separation From Service Date and, in this event such term means the percentage that results from (1) taking the vesting percentage that would apply on the Executive’s birthday that immediately follows the Severance Date minus the vesting percentage that applies as of the Executive’s birthday that immediately precedes the Severance Date multiplied by a fraction (not greater than one), the numerator of which is the number of days from the Executive’s birthday that immediately precedes the Severance Date through (and including) the Severance Date, and the denominator is the 365.  For purposes of this Agreement, “Separation From Service Date” means the date on which the Executive has a “separation from service” (within the meaning of Section 409A) from the Corporation and its Subsidiaries and “Severance Date” means the last day the Executive is employed by the Corporation or its Subsidiaries (regardless of the reason for such termination of the Executive’s employment), which if the Employment Period is in effect shall not be earlier than the Date of Termination. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.     Grant.  Subject to the terms of this Agreement, as of the Award Date, the Corporation granted to the Executive a Stock Unit Award with respect to an aggregate of 219,000 stock units (subject to increase for any dividend equivalents to be credited pursuant to Section 5(b) hereof and to adjustment as otherwise provided in Section 7.1 of the Plan and/or Section 9 of this Agreement) (the “Stock Units”).  As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan and/or Section 9 hereof) solely for purposes of the Plan and this Agreement.  The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Executive if such Stock Units vest pursuant to Section 3 or Section 8 hereof.  The Stock Units shall not be treated as property or as a trust fund of any kind.

3.     Vesting.  Subject to Section 8 and Section 9, the Award shall vest with respect to the applicable percentage of the total number of Stock Units (as increased by any dividend equivalents credited (or to be credited) pursuant to Section 5(b) hereof) (with such total number subject to adjustment under Section 7.1 of the Plan and/or Section 9 hereof) subject to the Award on the Executive’s attainment of each age set forth in the table below (with such percentage increased by the Pro-Rata Vesting Percentage or the Additional Pro-Rata Vesting Percentage, as applicable, in the event the Executive’s Severance Date or both Severance Date and Separation From Service Date occur after, but not before, Executive’s attainment of age 55):

Age	Percentage of Units That Vest

55	14%
56	19%
57	26%
58	34%
59	43%
60	54%
61	62%
62	70%
63	79%
64	89%
65	100%

The vesting percentages set forth in the preceding table are not cumulative and are aggregate vesting percentages that take into account all prior vesting.  For the avoidance of doubt, to compute the total percentage of vested Stock Units applicable to a Separation From Service Date or a Severance Date, each percentage above shall be increased by any applicable Pro-Rata Vesting Percentage and any applicable Additional Pro-Rata Vesting Percentage.  Thus, if the Separation From Service Date and the Severance Date both occurred on the day the Executive turned 55 ½, the total percentage of vested Stock Units would be 16.5% (sum of (i) 14% (percentage that vested on his 55th birthday) and (ii) 2.5% (Pro-Rata Vesting Percentage)).  If the Separation From Service Date occurs on the date the Executive turns 55 ½ but the Severance Date is the date he turns 57 ½, the total percentage of vested Stock Units would be 30% (sum of (i) 14% (percentage that vested on his 55th birthday) plus (ii) 2.5% (Pro-Rata Vesting Percentage) plus (iii) 2.5% (Additional Annual Vesting Amount applicable to age 56), plus (iv) 7% (Additional Annual Vesting Percentage applicable to age 57), plus (v) 4% (Additional Pro-Rata Vesting Percentage).  Any additional Stock Units subject to the Award (other than the Stock Units vesting solely by application of any Additional Annual Vesting Amounts and the Additional Pro-Rata Vesting Percentage) which vest pursuant to this Section 3 shall be deemed vested as of the Executive’s Separation From Service Date.  Any additional Stock Units subject to the Award that vest solely by application of the Additional Annual Vesting Amount pursuant to this Section 3 shall be deemed vested as of the applicable birthday of the Executive that corresponds to such amount.  And any additional Stock Units subject to the Award that vest solely through application of the Additional Pro-Rata Vesting Percentage pursuant to this Section 3 shall be deemed vested as of the Executive’s Severance Date.  Once vested, whether pursuant to this Section 3 or Section 8 hereof, the vested Stock Units shall be non-forfeitable.  For purposes of Section 409A, the Stock Units which vest and are delivered to the Executive solely pursuant to the applicable the Additional Annual Vesting Amounts (which in the second example above would be 2.5% and 7%) and the Stock Units which vest and are delivered to the Executive solely pursuant to application of the Additional Pro-Rata Vesting Percentage (which in the second example above would be 4%) shall each be deemed to be a separate payment distinct from the Stock Units which vest as of the Separation From Service Date (which in the second example above would be 16.5%).  For the avoidance of doubt, if the Separation From Service Date is prior to the date the Executive reaches age 55, but the Severance Date is on or after such date, then the vested percentage under this Section 3 shall be no less than 14%.

4.     Continuance of Employment.  Except for any accelerated vesting expressly provided for in Section 8 in the circumstances referred to therein and except for application of any applicable Pro-Rata Vesting Percentage or Additional Pro-Rata Vesting Percentage, the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement.  Except for application of any applicable Pro-Rata Vesting Percentage or Additional Pro-Rata Vesting Percentage, employment or service for only a portion of a vesting period, even if a substantial portion, will not entitle the Executive to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Executive’s status as an employee at will who is subject to termination without cause, confers upon the Executive any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Executive’s other compensation or benefits.  Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Executive without his consent thereto.

5.     Dividend and Voting Rights.

(a)           Limitations on Rights Associated with Units.  The Executive shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5(b) with respect to dividend equivalent rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Executive.  No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date the stock certificate should be issued pursuant to Section 7 hereof.

(b)           Dividend Equivalent Rights Distributions.  As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Executive with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the total number of Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7.1 of the Plan and/or Section 9 hereof) subject to the Award as of the related dividend payment record date, divided by (iii) the Fair Market Value of a share of Common Stock on the date of payment of such dividend.  Any Stock Units credited pursuant to the foregoing provisions of this Section 5(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate.  No crediting of Stock Units shall be made pursuant to this Section 5(b) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 7 or terminated pursuant to Section 8.  Not less frequently than once per annum, the Corporation shall provide the Executive with a statement of the total number of Stock Units which are subject to this Award.

6.     Restrictions on Transfer.  Neither the Stock Unit Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.  The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

7.     Timing and Manner of Payment of Stock Units.  The Stock Units subject to this Award (including any dividend equivalents credited (or to be credited) pursuant to Section 5(b) hereof) that have vested in accordance with the terms hereof shall be distributed to Executive as follows:

(a)   Subject to Section 7(e) below, the Stock Units subject to this Award that have vested as of the Separation From Service Date (whether pursuant to Section 3, Section 8(b) or 8(c) or Section 9) shall be distributed to the Executive in the year that immediately follows the year in which the Separation From Service Date occurs, but in no event later than March 15th of such year.

(b)   Subject to Section 7(e) below, any Stock Units subject to this Award (including any dividend equivalents credited (or to be credited) pursuant to Section 5(b) hereof on or after the Separation From Service Date) that vest after the Separation From Service Date in accordance with Section 3, Section 8(b) or Section 8(c) or Section 9, shall be distributed to the Executive as soon as practicable but in no event later than March 15th of the year following the year in which such Stock Units vest pursuant to the terms of this Award.

(c)   Payment of the vested Stock Units shall be made by delivery to the Executive of a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Stock Units being paid (provided that the Corporation shall pay any fractional share in cash).  The Executive shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Section 8.

(d)   By making distribution of the vested Stock Units in the year immediately following the year in which the Separation From Service Date occurs, it is intended that the Corporation’s federal income tax deduction with respect to such distribution not be limited or eliminated by application of Section 162(m) of the Code.  If it should become reasonably foreseeable that the Corporation’s federal income tax deduction with respect to such distribution could be limited or eliminated by application of Section 162(m) of the Code, the parties agree to cooperate in good faith to amend this Award to mitigate, to the maximum extent reasonably possible in the circumstances, the impact to the Corporation of Section 162(m) of the Code with respect to such distribution; provided that any such amendment shall not result in the application of any tax, penalty or interest to the Executive under Section 409A of the Code and shall preserve the intended economic benefit of this Award and/or the distribution to the Executive.

(e)   Except in the case of the Executive’s death, if at the time of the Separation From Service Date the Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) and determined in accordance with its implementing regulation, any distribution to the Executive in connection with such separation which is deemed to be a “deferral of compensation” within the meaning of Section 409A shall not be distributed to the Executive until one day after the sixth month anniversary of the Separation From Service Date; provided that if the Executive’s “separation from service” (within the meaning of Section 409A) is due to Disability and such Disability satisfies the requirements of Section 409A(a)(2)(C), then such payment may be made promptly following the Separation From Service Date without regard to whether the Executive was a “specified employee” at such time.

8.     Effect of Termination of Employment or Change in Control.

(a)   Termination of Unvested Units.  On the Severance Date, the Executive’s Stock Units shall terminate to the extent such units have not theretofore become vested pursuant to Section 3 and do not vest in connection with the termination of the Executive’s employment pursuant to the following subsections of this Section 8.  If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Executive, or the Executive’s beneficiary or personal representative, as the case may be.  In no event shall accelerated vesting be triggered pursuant to both Sections 8(b) and 8(c).  In the event both Sections 8(b) and 8(c) would otherwise apply, Section 8(c) shall control.  In no event shall the number of Stock Units that are vested as of the termination of the Executive’s employment be less than the number that would have theretofore vested pursuant to Section 3 had neither Section 8(b) nor Section 8(c) applied.  For purposes of clarity, no Stock Units shall vest after Executive’s Severance Date (even if the Separation From Service Date occurs after the Severance Date).

(b)   Acceleration of Vesting on Certain Terminations of Employment.  In the event that the Executive’s employment by the Corporation or one of its Subsidiaries is terminated by the Corporation without Cause (including a Termination Other Than for Cause), by the Executive for Good Reason (including a Termination For Good Reason), or due to the Executive’s death or Disability, and in each case only to the extent Section 8(c) below does not apply, the Award shall be deemed vested as of the Severance Date with respect to the applicable percentage of the total number of Stock Units (including any dividend equivalents credited (or to be credited) pursuant to Section 5(b) hereof) (with such total number subject to adjustment under Section 7.1 of the Plan and/or Section 9 hereof) subject to the Award set forth in the table below based on the Executive’s age as of the Severance Date (with such percentage increased by any applicable Pro-Rata Vesting Percentage or Additional Pro-Rata Vesting Percentage):

Age	Percentage of Units Deemed Vested

49	8%
50	10%
51	13%
52	16%
53	20%
54	24%
55	28%
56	32%
57	37%
58	42%
59	48%
60	54%
61	62%
62	70%
63	79%
64	89%
65	100%

The vesting percentages set forth in the preceding table are not cumulative and are aggregate vesting percentages that take into account all prior vesting (i.e., the vested percentage includes, and is not in addition to, any vesting of the Stock Units that had theretofore occurred pursuant to Section 3).  For the avoidance of doubt, each percentage above shall be increased by any applicable Pro-Rata Vesting Percentage.  In addition, for avoidance of doubt, if the Severance Date occurs after the Separation From Service Date, the Award shall be deemed vested as of the Severance Date with respect to the applicable percentage of the total number of Stock Units (including any dividend equivalents credited (or to be credited) pursuant to Section 5(b) hereof) (with such total number subject to adjustment under Section 7.1 of the Plan and/or Section 9 hereof) subject to the Award set forth in the table above based on the Executive’s age as of the Severance Date (with such percentage increased by any applicable Additional Pro-Rata Vesting Percentage), with the actual percentage of Stock Units that become vested as of the Severance Date determined by subtracting from such total percentage of vested Stock Units the percentage of the total number of Stock Units (including any dividend equivalents credited (or to be credited) pursuant to Section 5(b) hereof) (with such total number subject to adjustment under Section 7.1 of the Plan and/or Section 9 hereof) that had become vested pursuant to Section 3 prior to the Severance Date.

By way of example, if the Separation From Service Date and the Severance Date both occurred on the day the Executive turned 55 ½, the total percentage of vested Stock Units would be 30%.  In addition, if the Separation From Service Date occurs on the date the Executive turns 55 ½ but the Severance Date is the date he turns 56 ½, the amount vesting as of the Severance Date pursuant to this Section 8(b) shall be 15.5% (resulting in a total percentage of vested Stock Units of 34.5%; the vested Stock Units at the Separation From Service Date would have been 16.5%, the Additional Annual Vesting Amount on the Executive’s 56th birthday would have been 2.5%

and the additional amount vesting pursuant to this Section 8(b) based on the Executive’s age of 56½ would be 15.5%.)  Any additional Stock Units subject to the Award that vest upon the Severance Date solely through application of the Additional Pro-Rata Vesting Percentage pursuant to this Section 8(b) in connection with the termination of Executive’s employment (which in the second example above would be 15.5%) shall be deemed vested as of the Executive’s Severance Date.  For purposes of Section 409A, the Stock Units which vest and are delivered to the Executive solely pursuant to application of this Section 8(b) (which in the second example above would be 15.5%) shall be deemed to be a separate payment distinct from the Stock Units which vested as of the Separation From Service Date and the Additional Annual Vesting Amount (which in the second example above would be 16.5% and 2.5%, respectively).

(c)   Acceleration in Connection with a Termination In Connection with a Change in Control.  In the event that the Executive’s employment by the Corporation or one of its Subsidiaries is terminated pursuant to a Termination Upon a Change in Control (including a Covered Resignation) or if the Employment Period is not in effect, pursuant to a termination without Cause by the Company or a termination for Good Reason by the Executive, in both cases upon or within two years following the Change in Control, or pursuant to resignation by the Executive for any reason within the 30-day period following the first anniversary of the Change in Control, or, whether or not the Employment Period is in effect, the Executive’s employment is terminated pursuant to a Termination Other Than for Cause within the 90-day period preceding the Change in Control, the Award shall be deemed vested as of the date of such termination (i.e., the Severance Date) with respect to the applicable percentage of the total number of Stock Units (including any dividend equivalents paid pursuant to Section 5(b) hereof) (with such total number subject to adjustment under Section 7.1 of the Plan and/or Section 9 hereof) subject to the Award set forth in the table below based on the Executive’s age as of the Severance Date (with such percentage increased by any applicable Pro-Rata Vesting Percentage or Additional Pro-Rata Vesting Percentage):

Age	Percentage of Units Deemed Vested

49	14%
50	17%
51	20%
52	24%
53	28%
54	32%
55	36%
56	41%
57	46%
58	53%
59	61%
60	69%
61	77%
62	86%
63	91%
64	95%
65	100%

The vesting percentages set forth in the preceding table are not cumulative and are aggregate vesting percentages that take into account all prior vesting (i.e., the vested percentage includes, and is not in addition to, any vesting of the Stock Units that had theretofore occurred pursuant to Section 3).  For the avoidance of doubt, each percentage above shall be increased by any applicable Pro-Rata Vesting Percentage or Additional Pro-Rata Vesting Percentage.  In addition, for avoidance of doubt, if the Severance Date occurs after the Separation From Service Date, the Award shall be deemed vested as of the Severance Date with respect to the applicable percentage of the total number of Stock Units (including any dividend equivalents credited (or to be credited) pursuant to Section 5(b) hereof) (with such total number subject to adjustment under Section 7.1 of the Plan and/or Section 9 hereof) subject to the Award set forth in the table above based on the Executive’s age as of the Severance Date (with such percentage increased by any applicable Additional Pro-Rata Vesting Percentage), with the actual percentage of Stock Units that become vested as of the Severance Date determined by subtracting from such total percentage of vested Stock Units the percentage of the total number of Stock Units (including any dividend equivalents credited (or to be credited) pursuant to Section 5(b) hereof) (with such total number subject to adjustment under Section 7.1 of the Plan and/or Section 9 hereof) that had become vested pursuant to Section 3 prior to the Severance Date.

By way of example, if the Separation From Service Date and the Severance Date both occurred on the day the Executive turned 55 ½, the total percentage of vested Stock Units would be 38.5%.  In addition, if the Separation From Service Date occurs on the date the Executive turns 55 ½ but the Severance Date is the date he turns 56 ½, the amount vesting as of Severance Date pursuant to this Section 8(c) would be 24.5% (resulting in a total percentage of vested Stock Units of 43.5%; the vested units at the Separation From Service Date would have been 16.5% and the Additional Annual Vesting Amount at the Executive’s 56th birthday would have been 2.5% and the additional amount vesting pursuant to this Section 8(c) based on the Executive’s age of 56½ would be 24.5%).  Any additional Stock Units subject to the Award that vest upon the Severance Date solely through application of this Section 8(c) in connection with the termination of Executive’s employment (which in the second example above would be 24.5%) shall be deemed vested as of the Executive’s Severance Date.  In addition, if a successor to all or substantially all of the business and/or assets of the Corporation fails to assume this Agreement, the Executive shall be deemed to have vested in the Stock Units subject to this Award with respect to such percentage of Stock Units that would have vested if his employment had been terminated pursuant to this Section 8(c) as of the Change in Control.   For purposes of Section 409A, the Stock Units which vest and are delivered to the Executive solely pursuant to application of this Section 8(c) (which in the second example above would be 24.5%) shall be deemed to be a separate payment distinct from the Stock Units which vested as of the Separation From Service Date and the Additional Annual Vesting Amount (which in the second example above would be 16.5% and 2.5%, respectively).

9.     Adjustments Upon Specified Events.  The Administrator may accelerate the vesting of the Stock Units in such circumstances as it, in its sole discretion, may determine.  In addition, upon the occurrence of the events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in the number of Stock Units then outstanding and the number and kind of securities or other property that may be issued in respect of the Stock Unit Award in order to keep the Executive in the same economic position.  No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 5(b).

10.  Tax Issues.  Upon any distribution of shares of the Common Stock in respect of the Stock Units, the Corporation shall reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then Fair Market Value, required to satisfy any tax withholding obligations the Corporation or a Subsidiary may have with respect to such distribution at the minimum applicable withholding rates; provided, however, that in the event such reduction of shares would not be in compliance with applicable law or that any payment of the Stock Units is not made in the form of shares of the Common Stock, the Executive shall, at his option, have the right to either (a) pay or provide for payment in cash of the amount of any taxes that the Corporation or a Subsidiary may be required to withhold with respect to such payment and/or distribution, or (b) have the Corporation or Subsidiary deduct from any amount payable to the Executive the amount of any taxes which the Corporation or Subsidiary may be required to withhold with respect to such payment and/or distribution.

11.  Notices.  All notices and other communications under this Agreement shall be in writing and shall be given (i) when personally delivered to the recipient (provided a written acknowledgement of receipt is obtained), (ii) three days after mailing by first class mail, postage pre-paid, certified or registered with return receipt requested or (iii) one day after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), to the party concerned at the address indicated below:

If to the Corporation:

HCP, Inc.

3760 Kilroy Airport Way, Suite 300

Long Beach, California  90806

Attention:  General Counsel

If to the Executive:

To the most recent home address in the Corporation’s records.

Any party may change such party’s address for notices by notice duly given pursuant to this Section 11.

12.  Plan.  The Award and all rights of the Executive under this Agreement are subject to, and the Executive agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference.  In the event of a conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of this Agreement shall govern.  The Executive acknowledges having read and understood the Plan and this Agreement.  Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Administrator do not (and shall not be deemed to) create any rights in the Executive unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Administrator so conferred by appropriate action of the Administrator under the Plan after the date hereof.

13.  Entire Agreement.  This Agreement and the Plan, together with the provisions of the Employment Agreement incorporated herein, constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof (other than the Employment Agreement).  Any and all modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.  With respect to any provision of the Employment Agreement that is incorporated herein, any references in such provision to “Officer” and “this Agreement” shall refer to the Executive and this Agreement, respectively.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.  Any waiver to be effective must be in writing, specifically referring to the provision being waiver and signed by the party against whom the waiver is being enforced.  Should a court or other body of competent jurisdiction, including any arbitrator selected pursuant to Section 6(h)(i) of the Employment Agreement, determine that any provision of this Agreement is invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, taking into account the intent of the parties when they entered into this Agreement and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

14.  Limitation on Executive’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Executive shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.

15.  Binding on Successors.  This Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of the parties, including their heirs (in the case of the Executive), successors and assigns.  The rights and obligations under this Agreement shall not be assignable by any party hereto without the other party’s written consent; provided, however, that the Corporation may assign this Agreement to any successor in connection with a Change in Control.  Any successor entity to the Corporation (or, in the case of a Change in Control pursuant to a sale of the Corporation’s assets, by the buyer of such assets), shall agree in writing to discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder.

16.  Dispute Resolution.  Any dispute regarding this Agreement shall be submitted to mandatory, binding arbitration. The arbitration shall be conducted in accordance with the provisions respecting arbitration set forth in the Employment Agreement.  Sections 6(h)(iii) and Section 6(q) of the Employment Agreement shall apply as to any fees incurred in connection with any such arbitration, provided that any reference to “Officer” in such provision shall be deemed to refer to the Executive or his beneficiary, as the case may be.

17.  Representations. The Corporation represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Corporation has been fully and validly authorized by all necessary corporate actions, (ii) the officer signing this Agreement on behalf of the Corporation is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Corporation is a party or by which it is bound, and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

18.  No Mitigation/No Offset.  The Executive shall not be required to mitigate the amount of any payment or benefit provided for hereunder, nor shall the amount of any such payment or benefit be reduced by any compensation earned by the Executive as the result of employment by another employer or self-employment, by retirement benefits or by offset against any claim or amount claimed to be owed by the Executive to the Corporation or any Subsidiary, or otherwise.

19.  Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20.  Section Headings.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

21.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

22.  Construction.  The Corporation and the Executive agree to cooperate and work together in good faith to timely amend this Agreement to the extent necessary to avoid any additional tax, interest or penalties imposed by Section 409A on the Executive   In the event that the Executive and the Corporation do not agree as to the necessity, timing or nature of a particular amendment intended to satisfy Section 409A, reasonable deference will be given to the Executive’s reasonable interpretation of such provisions.

23.  Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Executive has hereunto set his hand as of the date and year first above written.

HCP, INC.,		EXECUTIVE
a Maryland corporation

By:	/S/ EDWARD J. HENNING	/S/ JAMES F. FLAHERTY III
Signature

Print Name: Edward J. Henning
Print Name: James F. Flaherty III
Its: Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary